FS Investment Corporation III 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC III Reports Second Quarter 2016 Financial Results

PHILADELPHIA, PA, August 9, 2016 – FS Investment Corporation III (FSIC III), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended June 30, 2016. FSIC III will hold a conference call to discuss these results at 1:00 p.m. Eastern Time on Tuesday, August 16, 2016. Information for those interested in participating on the call can be found below.

“We are pleased with our second quarter performance and our ability to invest during bouts of market volatility” commented Michael C. Forman, Chairman & CEO of FSIC III. “We remained focused on investing in the senior secured, floating rate debt of U.S. middle market companies, which we expect will help drive long-term performance and preserve capital.”

Financial Highlights for the Quarter Ended June 30, 20161

·	Net investment income of $0.16 per share, compared to $0.15 per share for the quarter ended June 30, 2015
·	Net increase in net assets resulting from operations of $0.55 per share, compared to $0.16 per share for the quarter ended June 30, 2015
·	Net realized gain (loss) of $(0.04) per share, compared to $0.01 per share for the quarter ended June 30, 2015
·	Net change in unrealized appreciation (depreciation) of $0.42 per share, compared to negligible depreciation for the quarter ended June 30, 2015
·	Paid regular cash distributions to stockholders totaling approximately $0.18 per share

Portfolio Highlights as of June 30, 2016

·	The fair value of FSIC III’s investments was approximately $3.0 billion
·	FSIC III’s portfolio consisted of investments in 123 portfolio companies
·	Committed approximately $106.4 million to direct originations
·	Core investment strategies[2] represented 91% of the portfolio by fair value, including 67% in direct originations and 24% in opportunistic investments. Broadly syndicated/other investments represented 9% of the portfolio by fair value
·	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 9.8%, compared to 10.3% as of June 30, 2015[3]
·	Non-accruals represented 1.3% of the investment portfolio based on fair value[4]

Quarterly Stockholder Conference Call

FSIC III will host a conference call at 1:00 p.m. (Eastern Time) on Tuesday, August 16, 2016, to discuss its second quarter 2016 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using conference ID 52266058 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSIC III’s “Literature” page at www.franklinsquare.com.

About FSIC III

FSIC III is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSIC III focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC III is advised by FSIC III Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $84.7 billion in assets under management as of June 30, 2016, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $18.2 billion in assets as of June 30, 2016, and is the largest manager of BDC assets with $16.5 billion in BDC assets under management as of June 30, 2016. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC III’s quarterly report on Form 10-Q for the quarter ended June 30, 2016, which FSIC III filed with the Securities and Exchange Commission (SEC) on August 9, 2016 as well as FSIC III’s other reports filed with the SEC. A copy of FSIC III’s quarterly report on Form 10-Q for the quarter ended June 30, 2016 and FSIC III’s other reports filed with the SEC can be found under FSIC III’s “Literature” page at www.franklinsquare.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC III’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC III’s distributions for a full year. FSIC III intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC III’s shares of common stock is subject to the sole discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC III may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC III has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC III will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements and Important Disclosure Notices

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC III. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC III makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC III. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC III’s SEC filings and other public announcements that FSIC III may make, by press release or otherwise, from time to time. FSIC III undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC III, or information about the market, as indicative of FSIC III’s future results.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

1 The per share data was derived by using the weighted average shares of FSIC III’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 See FSIC III’s quarterly report on Form 10-Q for the three months ended June 30, 2016 for a description of FSIC III’s investment strategies.

3 Gross portfolio yield prior to leverage represents the expected annualized yield to be generated on the income-producing assets in FSIC III’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield prior to leverage does not represent an actual investment return to stockholders.

4 Interest income is recorded on an accrual basis. See FSIC III’s quarterly report on Form 10-Q for the three months ended June 30, 2016 for a description of FSIC III’s revenue recognition policy.